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As filed with the SEC on May 16, 2003

Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM S-8

REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

HPSC, INC. (Exact Name of Registrant as Specified in Its Charter)
Delaware (State or Other Jurisdiction of Incorporation or Organization)	04-2560004 (IRS Employer Identification No.)
60 State Street Boston, MA 02109-1803 (Address of Principal Executive Offices) (Zip Code)
HPSC, INC. 2002 SUPPLEMENTAL STOCK INCENTIVE PLAN (Full Title of the Plan)
Rene Lefebvre, Chief Financial Officer 60 State Street Boston, MA 02109-1803 (Name and Address of Agent for Service)
(617) 720-3600 (Telephone Number, Including Area Code, of Agent for Service)
Copy to:
Dennis Townley, Esq. Day, Berry & Howard LLP 260 Franklin Street Boston, Massachusetts 02110 (617) 345-4771

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Total Amount to be Registered	Amount to be Registered	Proposed Maximum Offering Price Per Share(1)	Proposed Maximum Aggregate Offering Price(1)	Amount of Registration Fee

Common Stock ($.01 par value)	750,000(2)(3)	200,000	$7.35(4)	$1,470,000	$118.92

(1)
Estimated solely for the purpose of computing the registration fee.
(2)
If, as a result of stock splits, stock dividends or similar transactions, the number of securities purported to be registered on this registration statement changes, the provisions of Rule 416 shall apply to this registration statement and this registration statement shall be deemed to cover the additional securities resulting from the split of, or the dividend on, the securities covered by this registration statement.
(3)
There are 200,000 shares of Common Stock authorized under the 2002 Supplemental Stock Incentive Plan. The "Total Amount to be Registered" also includes 550,000 shares of Common Stock that are issued and outstanding under the 1998 Stock Incentive Plan. All of the shares pursuant to the 1998 Plan have been previously registered under the Securities Act. Pursuant to Rule 457, these shares will not be included in the calculation of the registration fee.
(4)
This amount was calculated, pursuant to Rule 457, using the average of the high and low prices of the registrant's Common Stock as reported in the consolidated reporting system of the American Stock Exchange National Market System on May 13, 2003.

INCORPORATION OF CONTENTS OF PRIOR
REGISTRANT STATEMENT BY REFERENCE

        On February 23, 1998 the Company adopted the HPSC, Inc. 1998 Stock Incentive Plan (the "1998 Plan") and filed a Registration Statement on Form S-8 (File No. 333-56927) covering the registration of 550,000 shares authorized for issuance under the 1998 Plan. The Registration Statement is currently in effect. Effective upon stockholder approval of the 2000 Stock Incentive Plan, the 1998 Plan was terminated. Shares underlying any awards or options granted under the 1998 Plan, which shall terminate or expire without being fully exercised to the extent such shares remained available for purchase or award at the time of such termination or expiration, may be issued pursuant to the terms of the 2002 Plan. The contents of the prior Registration Statement are hereby incorporated by reference.

As filed with the SEC on May 16, 2003

PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

        The documents listed below are incorporated by reference herein: (a) the Annual Report on Form 10-K of HPSC, Inc. for the year ended December 31, 2002, (b) the Company's Quarterly Report on Form 10-Q for the quarter ended March 31, 2003, (c) the Company's Current Report on Form 8-K filed on June 18, 2002 and April 18, 2003 (d) the description of the Company's capital stock contained in its Registration Statement under Section 12(g) of the Securities Exchange Act of 1934 on Form 8-A, filed on February 21, 1984, including any amendment or report filed for the purpose of updating such description. All reports and other documents filed by the Company after the date hereof pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold, or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference herein and to be a part hereof from the date of the filing of such report or document.

Item 4. Description of Securities.

        Not applicable.

Item 5. Interests of Named Experts and Counsel.

        Not applicable.

Item 6. Indemnification of Directors and Officers.

        Section 145 of the General Corporation Law of the State of Delaware provides for indemnification of officers and directors subject to certain limitations. The general effect of such law is to empower a corporation to indemnify any of its officers and directors against certain expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person to be indemnified in connection with certain actions, suits or proceedings (threatened, pending or completed) if the person to be indemnified acted in good faith and in a manner he reasonably believed to be in, or not opposed to, the best interests of the corporation and, with respect to any criminal actions or proceedings, if he had no reasonable cause to believe his conduct was unlawful. The Company's By-laws provide that it shall indemnify its officers, directors, employees and agents to the extent permitted by law.

        The Company maintains insurance under which the insurers will reimburse the Company for amounts which it has paid to its directors, officers and certain other employees by way of indemnification for claims against such persons in their official capacities. The insurance also covers such persons as to amounts paid by them as a result of claims against them in their official capacities which are not reimbursed by the Company. The insurance is subject to certain limitations and exclusions.

Item 7. Exemption from Registration Claimed.

        Not applicable.

Item 8. Exhibits.

        See Exhibit Index.

Item 9. Undertakings.

        A.    The undersigned registrant hereby undertakes:

          (1)   To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

              (i)  To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

             (ii)  To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement;

            (iii)  To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

          Provided, however, that paragraphs (1)(i) and (1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

          (2)   That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be a bona fide offering thereof.

          (3)   To remove from registration by means of a post-effective registration amendment any of the securities being registered which remain unsold at the termination of the offering.

        B.    The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

        C.    Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that its meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Boston, Commonwealth of Massachusetts on May 16, 2003.

HPSC, INC.
By:	/s/ JOHN W. EVERETS John W. Everets Chairman of the Board and Chief Executive Officer

POWER OF ATTORNEY

        Each person whose signature appears below constitutes and appoints John W. Everets and Rene Lefebvre and each of them singly as his lawful attorneys with full power to them and each of them singly to sign for him in his name in the capacity indicated below this registration statement on Form S-8 (and any and all amendments thereto), hereby ratifying and confirming his signature as it may be signed by his said attorneys to this registration statement (and any and all amendments hereto).

        Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the date indicated.

Signature	Title	Date

/s/ JOHN W. EVERETS John W. Everets	Chairman of the Board of Directors and Chief Executive Officer (principal executive officer)	May 15, 2003
/s/ RAYMOND R. DOHERTY Raymond R. Doherty	President and Director	May 15, 2003
/s/ RENE LEFEBVRE Rene Lefebvre	Senior Executive Vice President, Chief Financial Officer and Treasurer	May 15, 2003
/s/ WILLIAM S. HOFT William S. Hoft	Vice President—Finance (principal accounting officer)	May 15, 2003
/s/ J. KERMIT BIRCHFIELD J. Kermit Birchfield	Director	May 15, 2003
/s/ DOLLIE A. COLE Dollie A. Cole	Director	May 15, 2003
/s/ SAMUEL P. COOLEY Samuel P. Cooley	Director	May 15, 2003
/s/ THOMAS M. MCDOUGAL Thomas M. McDougal	Director	May 15, 2003
/s/ RICHARD FIELD Richard Field	Director	May 15, 2003
/s/ LOWELL P. WEICKER Lowell P. Weicker	Director	May 15, 2003

EXHIBIT INDEX

Exhibit	Title	Method of Filing
4.1	Restated Certificate of Incorporation of HPSC, Inc.	Incorporated by reference to Exhibit 3.1 to HPSC's Annual Report on Form 10-K for the fiscal year ended December 31, 1995.
4.3	Certificate of Amendment to Restated Certificate of Incorporation of HPSC, Inc. in Delaware on May 22, 1995	Incorporated by reference to Exhibit 3.3 to HPSC's Annual Report on Form 10-K for the fiscal year ended December 31, 1995.
4.4	Amended and Restated By-Laws	Incorporated by reference to Exhibit 3.4 to HPSC's Amendment No. 1 to Registration Statement on Form S-1 filed March 10, 1997.
5	Opinion of Day, Berry & Howard LLP	Filed herewith.
23.1	Consent of Day, Berry & Howard LLP (included in Exhibit 5)
23.2	Consent of Deloitte & Touche LLP	Filed herewith.
24	Power of Attorney (included above).
25	HPSC, Inc. 2002 Supplemental Stock Incentive Plan	Filed herewith.

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PART II INFORMATION REQUIRED IN THE REGISTRATION STATEMENT
  Item 3. Incorporation of Documents by Reference.
  Item 4. Description of Securities.
  Item 5. Interests of Named Experts and Counsel.
  Item 6. Indemnification of Directors and Officers.
  Item 7. Exemption from Registration Claimed.
  Item 8. Exhibits.
  Item 9. Undertakings.
SIGNATURES
EXHIBIT INDEX